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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                                 FORM 10-SB-A-3

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS
                        UNDER SECTION 12(b) OR 12 (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                      THE FINANCIAL COMMERCE NETWORK, INC.
           ----------------------------------------------------------
           (Exact name of the registrant as specified in its charter)

                                     0-27971
                              ---------------------
                            (SEC Registration Number)

           NEVADA                                                 22-2582276
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. employer
 Incorporation or Organization)                              identification no.)


           63 Wall Street
             New York, Ny                                          10005
---------------------------------------                     --------------------
(Address of principal executive offices)                        (Zip code)

Registrant's Telephone number, including area code (212) 742-9870
                                                   --------------


       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                             Names of each exchange on which
to be so registered                              each class is to be registered
-------------------                             --------------------------------

       NONE                                                    N/A
-------------------                             --------------------------------

        Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 Par Value
                  --------------------------------------------
                                (Title of Class)



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         This Amendment Number 3 to the Registration on Form 10-SB of the Common
Stock $.001 par value per share of the Registrant is filed to include two exhibits that were inadvertently omitted from the original filings.






























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                                    PART F/S

            INDEX TO FINANCIAL STATEMENTS AND EXHIBITS

The index to financial statements set forth in the Form 10SBA-2 filed on February 8, 2000 is unchanged and is herein incorporated by reference.

EXHIBITS                                                                   PAGE

     2.1 Articles of Incorporation of The Financial Commerce Network, Inc., f/k/a Intrex.com, Inc. and Amended Articles (1)

     2.2 By-laws of The Financial Commerce Network, Inc., f/k/a Intrex.com, Inc. (1)

     3 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of The Financial Commerce Network, Inc., f/k/a Intrex.com, Inc.*

     6      Material Contracts
               Spear Leeds & Kellogg Clearing Agreement (1)
               KLAD Agreement *

(1) Indicates documents filed with Registrant's Form 10SB filed on November 5, 1999.
* Indicates documents filed herewith.


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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    THE FINANCIAL COMMERCE NETWORK, INC.
                                    ------------------------------------
                                          (Registrant)



Date: October 4, 2000               By: /s/ Ara Proudian
                                        ---------------------------
                                        Ara Proudian, President







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